Exhibit 10.20
JOINT EXPLORATION AND DEVELOPMENT AGREEMENT
     THIS AGREEMENT is entered into and made effective this the 12th day of February, 1997, by and between RIATA ENERGY, INC., a Texas Corporation, 5912 Amarillo Blvd. W., Amarillo, Texas 79106, hereinafter referred to as “RIATA” and MANTI RESOURCES, INC., a Texas Corporation, P.O. Box 2907, Corpus Christi, Texas 78403, hereinafter refereed to as “MANTI”.
WITNESSETH:
     WHEREAS, RIATA and MANTI each are presently engaged in the business of exploring for oil, gas and other hydrocarbons within the State of Texas, and
     WHEREAS, RIATA is the owner of certain lands located in Pecos County, Texas, which lands are deemed by RIATA and MANTI to be prospective for finding oil, gas and other hydrocarbons, and
     WHEREAS, RIATA is the owner of certain proprietary data and/or are in possession of and have a license to use certain other data, all of which covers lands which are subject to this Agreement as well as lands adjacent thereto, and
     WHEREAS, both RIATA and MANTI find it in their mutual interests to enter into an agreement for the purpose of establishing an area of mutual interest and then jointly exploring for oil, gas and other hydrocarbons on the lands covered by this Agreement;
     NOW THEREFORE, for and in consideration of the premises and mutual covenants herein contained, both RIATA and MANTI do hereby covenant and agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following words and terms shall have the meanings hereinafter ascribed to them:
     1.1 “Agreement” shall refer to this agreement.
     1.2 “RIATA Lands” shall mean any and all leasehold and/or mineral interest within the Area of Mutual Interest, presently owned or subsequently acquired by RIATA. The presently owned RIATA Fee Lands are shaded red on the attached Exhibit “A”. The presently owned RIATA Mineral Classified Lands are shaded green on the attached Exhibit “A”.

     1.3 “Area of Mutual Interest” (AMI) shall mean all of the lands, oil and has interests and oil and leases intended to be developed and operated for oil and gas purposes under this Agreement and shall be comprised of the area outlined in red on Exhibit “A” attached hereto and made a part hereof for all purposes.
     1.4 “oil and gas” shall mean oil, gas, casinghead gas, gas condensate and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.
     1.5 “oil and gas interests” shall mean unleased fee and mineral interests, including mineral classified acreage in tracts of lands lying within the Area of Mutual Interest which are owned by either of the parties to this Agreement.
     1.6 “oil and gas leases”, “lease” and “leasehold” shall mean the oil and gas leases covering tracts of land lying within the Area of Mutual Interest which are owned either of the parties to this Agreement.
     1.7 “Prospect Area” shall mean a specified geographical area which has been mutually agreed to by the Parties which is thought to be prospective for finding oil and/or gas or other hydrocarbons. A party’s interpretation shall be substantiated by available ell logs, seismic and geological data deemed to be sufficient to logically and reasonable support such an idea.
     1.8 “Initial Test Well” shall mean the initial test well drilled on a proration unit within an approved Prospect Area.
     1.9 “Jointly Owned Leases or Oil and Gas Interests” shall be those leases and Oil and Gas Interests within the AMI acquired from third parties subsequent to the date hereof in which both RIATA and MANTI acquire an interest pursuant to Article 7 hereof.
     1.10 “AFE” shall mean an Authorization for Expenditure prepared by a party to this Agreement to; (a) acquire geological data, to acquire and/or reprocess geophysical data; or (b) acquire Leasehold inclusive of brokerage and/or title curative costs; or (c) drill any well under the terms of this Agreement.
     1.11 “Party” shall mean either RIATA or MANTI. “Parties” shall mean RIATA and MANTI collectively.
     1.12 “Fina Agreement” shall mean that certain Agreement dated June 1, 1995 by and between RIATA and Fina Oil and Chemical Company.

     1.13 “Nuevo Agreement” shall mean that certain Agreement dated November 15, 1995 by and between RIATA and Nuevo Energy Company.
     1.14 “Longfellow — West Ranch Prospect Area” shall mean those lands lying within the blue outline on Exhibit “A” attached hereto.
ARTICLE 2
     2.1 Area of Mutual Interest (AMI). RIATA and MANTI hereby agree to establish an Area of Mutual Interest (AMI) effective the date hereof with respect to any interest currently owned or subsequently acquired jointly either by RIATA or MANTI, together with all other lands, oil and gas interests and oil and gas leases lying within the red outline on Exhibit “A”, for the purposes of jointly exploring for oil, gas and other hydrocarbons on the lands covered by this Agreement. RIATA and MANTI shall contribute a like amount of acreage or interest, currently owned or subsequently acquired, to the AMI to effectuate a 50/50 ownership in the AMI area. In the event either party contributes a lesser amount of leasehold acreage and/or interest than the other party, said party shall be required to purchase an oil, gas and mineral lease or acquire an interest within the AMI area to effectuate a like leasehold and/or interest amount contributed to the AMI area. Any additional acreage acquired subsequent to the execution of this Agreement, shall be in accordance with Article 7.
ARTICLE 3
THE LANDS COMMITTED TO THIS AGREEMENT
     3.1 Existing Land, Oil and Gas Interests and Oil and Gas Leases Committed to This Agreement. RIATA represents that it is the leasehold owner and/or has rights to explore on approximately 210,000 net acres, subject to the Fina Agreement and the Nuevo Agreement covering a portion of those lands known as the “Longfellow Ranch ‘A’” more particularly identified in yellow on Exhibit “A” and the “West Ranch” in more particularly identified in purple on Exhibit “A” and located in Pecos County, Texas.
     3.2 Additional Lands, Oil and Gas Interests and Oil and Gas Leases Committed to This Agreement. Subject to the Fina Agreement and the Nuevo, this Agreement shall also cover and affect the remaining acreage owned by RIATA lying within the red outline on Exhibit “A” (outside of the Longfellow Ranch “A” Area and West Ranch Area together with all other lands, oil and gas interests and oil and gas leases lying within the area outlined in red on the attached Exhibit “A”, including but not limited to, the unleased portion of the entirety of other owners not under oil and gas lease(s) or contractually committed to an unrelated third party by the terms of another agreement on the date of this Agreement. It is hereby mutually agreed that RIATA is granting MANTI, subject to the terms of this Agreement, a first right of refusal to acquire an oil and gas interest and/or oil, gas and mineral lease(s), including mineral classified acreage, covering the balance of RIATA Lands, in order to effectuate a 50/50 working interest ownership within the entire AMI area. It is hereby mutually agreed that the granting of an oil, gas and mineral lease on mineral classified acreage shall be subject to the terms and provisions of the General Land Office of the State of Texas. Nothing herein shall constitute a violation of the laws, rules, statutes and regulations of the General Land Office of the State of Texas, and in the event that it does, this clause is void.
     3.3 Lands, Oil and Gas Interests and Oil and Gas Leases Initially Excluded from this Agreement. This Agreement does not cover lands, oil and gas interests or oil and gas leases which, on the effective date herein are leased or contractually committed an unrelated party by the terms of another agreement. The lands, leases, interests and/or agreements which are excluded, are shaded in blue on Exhibit “A” attached hereto and made a part hereof for all purposes. In the event any lands, leases, interests, and/or agreements are inadvertently omitted from Exhibit “A”, such interest shall be automatically excluded from this Agreement, provided that such interest was leased or contractually committed to an unrelated third party by the terms of another agreement on the effective date of this Agreement.
     3.4 Disclaimer Regarding RIATA and MANTI Interest. It is not the intent of either RIATA or MANTI, pursuant to this Agreement, to convey to either party a mineral interest in any lands committed hereto. The Agreement contemplates the conveyance by RIATA of oil and gas leasehold interest to MANTI.
ARTICLE 4
TERM OF THE AGREEMENT
     4.1 Primary Term. The term of the Agreement shall be for a period of three (3) years from the effective date of the Agreement.

ARTICLE 5
INTEREST OF THE PARTIES
     5.1 Interests in the Agreement. RIATA and MANTI shall each own a fifty percent (50%) interest in the Agreement and the rights to explore derived therefrom, subject to the terms, conditions, reservations, and restrictions set forth herein. Each party is entitled to participate for such interest in the acquisition of any data or leases, in any agreements covering the designation of a Prospect Area proposed pursuant to this Agreement or a well to be drilled thereon.
ARTICLE 6
DESIGNATION OF PROSPECT AREA(S) AND DRILLING OF WELLS
     6.1 Designation of the Initial Prospect Area. RIATA and MANTI hereby mutually agree to designate those lands lying within the blue outline on Exhibit “A”, being hereinafter referred to as the “Longfellow Ranch ‘A’ and West Ranch” Prospect Area, as the Initial Prospect Area for the purpose of exploring for oil and/or gas or other hydrocarbons.
     6.2 Drilling of Initial Test Well(s) in the Longfellow Ranch “A” and West Ranch Prospect Area. RIATA and MANTI hereby mutually agree to drill six (6) obligatory Initial Test Wells, as hereinafter defined in accordance with mutually acceptable drilling procedures and the AFE’s setting forth the drilling and completion costs for such wells, attached hereto as Exhibit “C” and made a part hereof. The timing, location, objective depth and formation of such wells shall be as follows:

PRIORITY	SECTION	BLOCK	ABSTRACT	SURVEY	DEPTH/FORMATION
No. 1	32	138	5216	T & St. L.	6,000’/Caballos
No. 2	4	600	5565	J.H. Sims	6,000’/Caballos
No. 3	24	2	8833	T.C.R.R.	6,000’/Caballos
No. 4	4	182	6073	T.C.R.R.	8,000’/Wolfcamp
No. 5	85	R-3	2944	G.C. S.F.	4,500’/Caballos
No. 6		The next obligatory well on the West Ranch Prospect Area. Exact location and depth yet to be determined.
     It is hereby mutually agreed to that in the event additional geological and/or engineering information becomes available and merits the drilling (or reentry) of test wells other than the obligatory Initial Test Well set forth above, such test well(s) shall be substituted in place thereof and shall be deemed to have replaced the pending obligatory Test Well(s) to be drilled upon the written consent of both Parties.
     6.3 Acreage Ownership in the Longfellow Ranch “A” and West Ranch Prospect Areas. MANTI agrees to contribute an amount of acreage sufficient to effectuate a 50/50 ownership in the Longfellow Ranch “A” and West Ranch Prospect Areas. In this regard, MANTI will take an oil, gas and mineral lease from RIATA wherein RIATA will convey an interest equal to 50% of RIATA’s leasehold interest to MANTI on the lands described on Exhibit “C” attached hereto and made a part hereof for all purposes.
     The net revenue interest conveyed will be the same as the net revenue interest of the leases when acquired by RIATA.
     6.4 Designation of additional Prospect Area(s). At any time after completion of the six obligatory Initial Test Wells as contemplated in Article 6.2, either RIATA or MANTI shall have the right to propose that certain specific geographical; areas be designated as additional Prospect Areas for the purpose of drilling Initial Test Well(s) for any undrilled proration units within such an approved Prospect Area. The proposing party shall make a technical presentation of the interpretive data used to develop the prospect. The parties shall mutually agree on: (a) the location of the proposed Initial Test Well(s); (b) the proration unit to be established for said well(s); and (c) the Prospect Area which shall encompass all lands within a mutually acceptable geographical area.
     6.5 Election by a Non-Proposing Party. Any party desiring to drill the Initial Test Well on a proration unit, within an approved Prospect Area, shall give the other party written notice of the proposed operation, specifying the work to be performed, the location, the proposed depth, objective formation(s) accompanied by an AFE estimating the cost to drill and complete such well. Upon receipt of the AFE the non-proposing party shall have twenty (20) days in which to make an election in writing regarding its participation in the proposed well. Should the receiving party fail to make its election within the required time period it will be deemed to have elected not to participate in the Initial Test Well and such non-participating interest shall be subject to the terms and provisions as provided in Article 6.9 herein.
     Accompanying the AFE, the proposing party must define the areal extent of the prospect to be tested as defined by well control and available geological and geophysical data.

     If the part receiving the proposal elects to participate in the drilling of the Initial Test Well on a proration unit, within an Approved Prospect Area, the parties will enter into the form Operating Agreement attached hereto as Exhibit “B” and made a part hereof. The contract area for the Operating Agreement shall be the Prospect Area, as agreed to by both parties.
     6.6 Participation Costs of Initial Test Well. It is agreed between the parties hereto that the entire cost, risk and expense of drilling the Initial Test Well, on each proration unit within an Approved Prospect Area, to contract depth and of all operations conducted with respect thereto, including all tests, logs, and cores necessary to obtain sufficient information to allow the parties to this agreement to make a decision upon reaching contract depth as to whether or not production casing should be run and an attempt made to complete the well as productive of oil and/or gas, which point is hereinafter sometimes referred to as “casing point” and all costs and expenses associated with completing (subject to the casing point election in the Operating Agreement) the Initial Test Well as a well capable of producing oil and/or gas shall be borne as follows:

RIATA:	50.0%
MANTI:	50.0%
“Completion” shall mean, as to a gas well, the point in time when production casing has been set, perforations completed, appropriate wellbore assemblies installed, and a well-head installed, and as to an oil well, the point in time when production casing has been set, perforations completed, appropriate wellbore assemblies installed and appropriate well control equipment placed at the surface of the wellbore.
     6.7 Participation Costs in Subsequent Operations. It is agreed between the parties hereto that all costs and expenses after completion of the Initial Test Well, on each proration unit within an approved Prospect Area, subject to the terms contained in this Agreement, shall be borne as set out below:

RIATA:	50.0%
MANTI:	50.0%
     6.8 Operating Agreement(s). RIATA and MANTI shall execute contemporaneously with this Agreement, the Operating Agreement attached hereto as Exhibit “A”, which Operating Agreement shall govern all operations on the six obligatory Initial Test Wells. The balance of the AMI area shall be governed by a similar Operating Agreement executed on a Prospect Area by Prospect Area basis, amended only to provide for the description of the contract area, location of the proposed test well, depth/objective, commencement date and any other information relative thereto. All subsequent operations shall be controlled by the governing Operating Agreement.
     6.8 (a). Designation of Operator. RIATA shall be designated as Operator, subject to the Fina Agreement and the Nuevo Agreement, of any Prospect Area on the Lands within the AMI, subject to MANTI’s approval of an AFE and procedures. In the event that RIATA is non-consent to the operation proposed, then MANTI shall be designated as Operator.
     6.8 (b). Commencement of Drilling Operations. The Operator of the Initial Test Well on a proration unit within the approved Prospect Area must commence actual drilling operations on the proposed well within 120 days of receipt of the non-proposing parties election concerning participation in the well. In the event actual drilling operations are not commenced within said 120 day period, the proposed well shall be deemed to be withdrawn.
     6.8 (c). Use or RIATA’s Subsidiary Service Companies. RIATA is hereby be granted a first right of refusal to provide any and all services for the drilling, completion, re-entry, re-completion and workover of any well drilled within the AMI. RIATA will provide these services on an arms-length basis and at a rate commensurate with those of other contractors providing the same services in the same geographic area as the AMI.
     6.8 (d). Damages, Right of Ways, and Easements on the Surface Estate of RIATA. MANTI recognizes that RIATA is the owner of the surface estate of a portion of the lands covered by the AMI. MANTI and RIATA agree that all damages paid for wells drilled, re-entered, re-completed or worked over on any well drilled on the Lands within the AMI will be paid on the same basis as is common to other surface estates within the same geographic areas as those Lands within the AMI.
     6.9 Relinquishment of Interest for Non-Participation. In the event the non-proposing party elects not to participate in the drilling of an Initial Test Well on a proration unit within an approved Prospect Area, the non-proposing party shall be deemed to have relinquished to the proposing party, providing that drilling operations are commenced in accordance with Article 6.8 (b), all of its right, title and interest in and to the proration unit established for the proposed Initial Test Well, from the surface of the earth down to 100’ below total depth drilled. Such relinquished interest shall exclude any currently producing interval(s) in an existing wellbore owned by the non-participating party.
     All operations on the Prospect Area shall be conducted pursuant to the terms of a Joint Operating Agreement in the for attached hereto as Exhibit “B” covering the Prospect Area. In the event of a conflict between the terms of the Joint Operating Agreement and this Agreement, the terms of this Agreement shall control.
ARTICLE 7
ACQUISITION OF ADDITIONAL OIL AND GAS LEASES AND INTERESTS
     7.1 Acquisition of Additional Oil and Gas Leases and Interests. In the event that subsequent to the date hereof either party acquires any oil, gas and mineral leases or other mineral interest or contract rights permitting it to explore for and produce oil and gas from a third party, or any other right or benefit covering or affecting lands within the AMI, such Party shall offer to the other Part as soon as possible, and in any event within twenty days of such acquisition, the full particulars of and the right to participate in the acquisition of any such rights to the extent of an interest equal to its interest within the Prospect Area at the time of such acquisition. The non-acquiring party shall have twenty (20) days within which to elect to participate unless circumstances require a lesser period of time in which case the non-acquiring party shall have such time specified in the offer. The failure of the non-acquiring party to respond within the applicable time period following the receipt of a notice and full particulars shall be deemed an election not to participate. Any party electing to participate for its share of any such acquisition shall be obligated to pay, as billed, its proportionate share of all costs of the acquisition and reasonable expenses actually incurred by the acquiring Party, if necessary in order to acquire such rights. All leases, mineral interests or other mineral rights acquired by either Party within the AMI following the date hereof shall be acquired pursuant to this Article 7. Leases or mineral interests or contractual rights to permit drilling or exploration for oil and gas which are acquired by both RIATA and MANTI pursuant to this Article 7 shall be referred to as “Jointly Owned Leases or Oil and Gas Interests”.
     7.2 Non-Participating Election. In the event a non-acquiring Party elects not to participate in the acquisition of any lease(s), mineral interest or other right as contemplated by Section 7.1, and the acquiring Party completes the acquisition thereof, the non-participating

Party shall be deemed to have relinquished all rights acquired by the participating Party and such lease(s), mineral interest and other rights shall not be subject to this Agreement and for purposes hereof shall be treated as if owned by a third party.
     7.3 Mineral Classified Lands. Certain Lands in the AMI are Mineral Classified under the Relinquishment Act of the State of Texas. RIATA is the Agent for the State of Texas of those lands. By statute, RIATA is prohibited from owning a working interest in any oil, gas and mineral lease covering such lands wherein RIATA is Agent for the State of Texas.
     In the event that MANTI elects to lease lands within an approved Prospect Area wherein RIATA is Agent for the State of Texas, the Parties hereto agree that RIATA will not own a working interest in that oil, gas and mineral lease, but that all other rights, benefits and obligations extended to RIATA by virtue of this Agreement will apply to those lands.
ARTICLE 8
ACQUISITION OF ADDITIONAL GEOPHYSICAL AND GEOLOGICAL DATA
     8.1 Acquisition of Additional Geophysical or Geological Data. When by geological, geophysical or other means, except for drilling wells, either Party defines an area or areas which it feels warrants further action by way of acquiring more geophysical, geological, geochemical and/or magnetic data, it shall submit to the other Party an AFE covering the proposed operation. This AFE will describe the area involved including a legal description and shall describe the work to be done in reasonable detail. No more than two AFE’s for the acquisition of said geological or geophysical data may be open and active in any one Prospect Area at any one time. The Parties agree that they will take no action to acquire geophysical or geological data or leases or mineral interest in the area in the absence of an AFE therefor.
     8.2 Election Period. Upon receipt of an AFE, the receiving Party shall have thirty (30) days excluding holidays in which to make an election to participate in or reject that AFE. Should the receiving Party fail to make an election within the required period of time, it will be deemed to have rejected the AFE. The thirty (30) days response period hereinabove provided shall not apply to AFE’s for acreage acquisition which are the result of information obtained in a “Group Shoot” seismic program. Any information obtained in a “Group Shoot” seismic program will be held confidential unless mutually agreed to, in writing, by the Parties. Where an AFE for the acquisition of acreage results from such a program, the period to respond shall be 48 hours from the receipt of the AFE, excluding holidays.
     Once an AFE has either been accepted or rejected, the Operator shall undertake the completion of the task contemplated by that AFE. At the election of the Operator, the completion of the task may be delegated to the Non-Operator.
     Once the dollar limit stated in the AFE has been reached, and the work to be performed is completed, said AFE shall be deemed to have been closed. If, however, additional work is still to be performed, a new or supplemental AFE must be submitted before additional funds may be expended on behalf of the Joint Account within the area. Also an AFE may be closed out at any time by the mutual consent of the Parties.
     8.3 Non-Participating Election. In the event a non-proposing Party elects not to participate in an AFE, the non-participating party shall be deemed to have relinquished all rights, information and/or interest acquired pursuant to the work to be conducted under the proposed AFE.
ARTICLE 9
SCHEDULED MEETINGS AND ACCESS TO DATA
     9.1 Technical Meetings. RIATA and MANTI shall periodically meet to discus activities within the AMI, to designate Areas of Interests, to designate Prospect Areas, additional work to be conducted, AFE’s and to formulate plans and strategies of the next succeeding quarter as well as conducting technical reviews of any leads or Prospects. Either party may call such a meeting and shall provide a minimum of at least ten (10) days advance written notice, by facsimile, telegram or overnight delivery to the other party of such meeting.
     9.2 Access to Well Data and other Seismic Data. During the term of this Agreement, RIATA and MANTI shall have access in a reciprocal manner to all well data and seismic data, including interpretive data, owned by or in possession of either RIATA or MANTI within the AMI. Such access shall be subject to the terms of any existing license agreements covering such data. All such data shall be made available at the respective company’s office during normal business hours. RIATA and MANTI shall have the right to reprocess any seismic data owned or in the possession of the other company within the AMI, provided that such reprocessing is permitted under the governing license agreement covering such data. Copies of the respective company’s licensing agreements shall be made to the other Party upon request.
ARTICLE 10
RELATIONSHIP OF THE PARTIES
     10.1 Internal Revenue Code Election; the Agreement. The rights, duties, obligations and liabilities of the Parties hereunder shall be several, not joint or collective. It is not the purpose or intention of this Agreement to create any mining partnership, commercial partnership or other partnership relation and none shall be inferred from the Agreement to file and election to be excluded from the application of certain United States tax laws. Each party agrees to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, and all amendments thereto.
     10.2 Internal Revenue Code Election; Operating Agreements. Any operating agreement entered into by RIATA and MANTI pursuant to this Agreement within the Contract Area shall provide for an election to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, and all amendments thereto.
ARTICLE 11
ASSIGNABILITY AND CONFIDENTIALITY
     11.1 Limited Assignability. The rights, benefits and obligations of the Agreement are exclusive between RIATA and MANTI. RIATA reserves the right to approve the assignment by MANTI of any interest in the Agreement to any other unrelated party, as said assignment pertains to the Lands committed to this Agreement. RIATA shall not unreasonably deny any request to assign an interest by MANTI to an unrelated party, assuming that the party is, in the sole opinion of the Party being asked to approve, at least as financially capable as the assigning Party, or if the assignment provides, to the approving Party’s satisfaction, that the assigning Party shall remain as guarantor of it’s assignee.
     11.2 Confidentiality. RIATA and MANTI agree to hold confidential all data related to the Agreement, including the terms of the Agreement itself, and not to divulge any facts hereof to any unrelated party, except as may be required to satisfy any local, state or federal government regulation, or for the business purpose of selling an interest in the Agreement or within the

Prospect Areas to an unrelated party by RIATA or MANTI. This confidentiality provision shall extend to any operating agreement covering any Prospect Area and/or any well drilled thereon and would not terminate until the expiration of the Agreement, or the expiration of the primary terms of any lease granted or acquired within a Prospect Area pursuant hereto.
ARTICLE 12
NOTICE
     All notices hereunder shall be deemed to be properly given, if in writing, and sent by postpaid registered or certified mail, by facsimile, or by courier delivery, addressed to the respective Party at the addresses set forth below, or such other addresses as they shall respectively hereafter designate in writing:

As to RIATA:	RIATA ENERGY, INC.
5912 Amarillo Blvd. W. Amarillo, Texas 79106 Attention: Steven E. Looper

	Phone No.	(806) 352-2936
	Fax No.	(806) 352-3225

As to MANTI:	MANTI RESOURCES, INC. P.O. Box 2907 Corpus Christi, Texas 78403 Attention: Tim Boyle

	Phone No.	(512) 888-7708
	Fax No.	(512) 888-4418
ARTICLE 13
ENTIRETY OF AGREEMENT
     This Agreement represents the entire understanding and agreement between RIATA and MANTI regarding the matters set forth herein and supersedes any and all prior discussions, proposals, understandings, agreements or representations, if any, by either RIATA or MANTI to the other.
     This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, nothing herein contained shall be construed as permitting an assignment contrary to the forgoing terms, conditions and provisions of this Agreement.
ARTICLE 14
PREFERENTIAL RIGHT TO PURCHASE
     Should any Party desire to sell or assign all or any part of its interest under this Agreement, it shall promptly give written notice to the other Party, with full information concerning its proposed sale, which shall include the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other relative terms of the offer. The other Party shall then have an optional prior right, for a period of fifteen (15) days after receipt of the notice, to purchase on the same terms and conditions the interest which the other Party proposed to sell. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or dispose of its interests by merger, reorganization, consolidation, or sale of all of its assets to a subsidiary of a parent company.
     IN WITNESS WHEREOF, this Agreement is executed on this the 12th day of February, 1997.

RIATA ENERGY, INC.

ATTEST:

By:	By:

Malone Mitchell, 3rd, President

MANTI RESOURCES, INC.
ATTEST:

By:	By:

AMENDMENT TO
JOINT EXPLORATION AND DEVELOPMENT AGREEMENT
     Riata Energy, Inc., a Texas Corporation, 5912 Amarillo Blvd. West, Amarillo, Texas 79106 (“Riata”) and Manti resources, Inc., a Texas Corporation, P. O. Box 2907, Corpus Christi, Texas 78403 (“Manti”) entered into a Joint Exploration and Development Agreement on February 12, 1997 (“The Agreement”) which outlined the terms and conditions under which Riata and Manti would jointly explore for oil and gas; and drill, develop and operate oil and gas wells on certain lands located in Pecos County, Texas.
     WHEREAS, The Agreement provides for a primary term of three (3) years from the effective date of The Agreement, and
     WHEREAS, Riata and Manti hereby desire to amend The Agreement and Joint Operating Agreement attached thereto, and all of the rights, privileges, obligations thereto;
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, Riata and Manti do hereby amend The Agreement to provide for a primary term of ten (10) years from the effective date of the Agreement.
     Nothing herein contained shall be construed as altering, amending or effecting The Agreement or any of the terms and provisions thereof except as The Agreement is expressly amended hereby.
Executed to and Accepted this                      day of                                          1997.

RIATA ENERGY, INC.

Malone Mitchell, 3rd — President
Executed to and Accepted this                      day of                                          1997.

MANTI RESOURCES, INC.

Lee Barberito — President

THE STATE OF TEXAS
COUNTY OF
This Instrument was acknowledged before me on this the                      day of                      1997, by Lee Barberito, President of Manti Resources, Inc., a Texas Corporation, on behalf of said Corporation.

Notary Public, Sate Of Texas
THE STATE OF TEXAS
COUNTY OF
This Instrument was acknowledged before me on this the                      day of                      1997, by Malone Mitchell, 3rd President of Riata Energy, Inc., a Texas Corporation, on behalf of said Corporation.

Notary Public, Sate Of Texas